As filed with the Securities and Exchange Commission on April 20, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MoneyGram International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	16-1690064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1550 Utica Avenue South, Suite 100
Minneapolis, Minnesota 55416
(952) 591-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Teresa H. Johnson, Esq.
Vice President, General Counsel and Secretary
MoneyGram International, Inc.
1550 Utica Avenue South, Suite 100
Minneapolis, Minnesota 55416
(952) 591-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gary L. Tygesson, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-8753

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate Offering	Registration
Securities to be Registered	be Registered	per Unit(1)(2)	Price(1)(2)	Fee

Common Stock, par value $0.01 per share(3)(4)(5)	—	—	—	—

Preferred Stock, par value $0.01 per share(4)	—	—	—	—

Depositary Shares(4)(6)	—	—	—	—

Debt Securities(4)(7)	—	—(8)	—(8)	—

Securities Warrants(9)	—	—	—	—

Units(10)	—	—	—	—

Total Securities	$500,000,000	100%	$500,000,000	$58,850

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. Securities registered hereby may be sold separately or together with other securities registered hereby.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
(3)	Also relates to rights to purchase shares of the Registrant’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights”), which are attached to all common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the common stock and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.
(4)	In addition to any common stock, preferred stock, depositary shares and debt securities that may be issued directly under this registration statement, there is being registered hereunder such indeterminate amount of common stock, preferred stock, depositary shares and debt securities as may be issued upon conversion or exchange of preferred stock, depositary shares or debt securities, as the case may be, for which no separate consideration will be received by the registrant.
(5)	The aggregate amount of common stock registered hereunder is limited, solely for purposes of any at-the-market offerings, to that which is permissible under Rule 415(a)(4).
(6)	Depositary shares will represent fractional interests in preferred stock registered hereby.
(7)	In the case of debt securities issued at an original issue discount, such greater principal amount as shall result in an aggregate offering price of the amount set forth above or, in the case of debt securities denominated in a currency other than U.S. dollars or in a composite currency, such U.S. dollar amount as shall result from converting the aggregate public offering price of such debt securities into U.S. dollars at the spot exchange rate in effect on the date such debt securities are initially offered to the public.
(8)	Plus accrued interest, if any.
(9)	Securities warrants will represent the right to purchase common stock, preferred stock or debt securities.

(10)	Units may consist of two or more of the securities referred to in Notes (1)–(9) offered and sold together.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2005
PROSPECTUS
MoneyGram International, Inc.
$500,000,000
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Securities Warrants
Units

        This prospectus is part of a registration statement that we have filed with the SEC using a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000.
      We may offer and sell these securities directly or to or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including names of any underwriters, agents or dealers.
      This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.
      Our common stock is traded on the New York Stock Exchange under the symbol “MGI”.

       Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

      All references in this prospectus to “MoneyGram,” “we,” “us,” “our” and “our company” are to MoneyGram International, Inc. and not to our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. Our MoneyGram®, Travelers Express®, ExpressPayment® and PrimeLink® marks and our globe with arrows logo are our trademarks.
      All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we have filed with the SEC using a shelf registration process on Form S-3. Under this shelf registration, we may sell the securities described in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we are offering under this prospectus. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”
      This prospectus provides you with a general description of the securities we may offer. Each time we sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you invest.
      You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.
      You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.
      Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram International, Inc. and its subsidiaries. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under the heading “Risk Factors,” and the documents incorporated by reference in this prospectus. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.
RISK FACTORS
      You should carefully consider the risks and uncertainties described below and any risk factors in any accompanying prospectus supplement and in our reports to the SEC incorporated by reference into this prospectus, as well as the other information included or incorporated by reference in this prospectus and any accompanying prospectus supplement, before deciding whether to purchase any securities we may offer.
Risks Related to Our Business
Our financial condition and results of operations could be adversely affected by fluctuations in interest rates.
      We derive a substantial portion of our revenue from the investment of funds we receive from the sale of payment instruments, such as official checks and money orders, until these instruments are settled. We generally invest these funds in long-term fixed-rate securities. We pay the financial institutions to whom we provide official check outsourcing services a commission based on the average balance of funds produced by their sale of official checks. This commission is generally calculated on the basis of a variable rate based on short-term financial indices, such as the federal funds rate. In addition, we have agreements to sell, on a periodic basis, undivided percentage interests in some of our receivables from agents at a price that is discounted based on short-term interest rates. To mitigate the effects of interest rate fluctuations on our commission expense and the net proceeds from our sales of agent receivables, we enter into variable-to-fixed rate swap agreements. These swap agreements require us to pay our counterparty a fixed interest rate on an agreed notional amount, while our counterparty pays us a variable interest rate on that same notional amount.
      Fluctuations in interest rates affect the value and amount of revenue produced by our investment portfolio, the amount of commissions that we pay, the net proceeds from our sale of receivables and the amount that we pay or receive under our swap agreements. As a result, our net investment revenue, which is the difference, or “spread,” between the amount we earn on our investment portfolio and the commissions we pay and the discount on the sale of receivables, net of the effect of the swap agreements, is subject to interest rate risk as the components of net investment revenue are not perfectly matched through time and across all possible interest rate scenarios.
      Certain investments in our portfolio, primarily fixed-rate mortgage-backed investments, are subject to prepayment with no penalty to the borrower. As interest rates decrease, borrowers are more likely to prepay fixed-rate debt, resulting in cash flows that are received earlier than expected. Replacing the higher-rate investments that prepay with lower rate investments could reduce our net investment revenue. Conversely, an increase in interest rates may result in slower than expected prepayments and, therefore, cash flows that are received later than expected. In this case, there is risk that the cost of our commission payments may reprice faster than our investments and at a higher cost, which could reduce our net investment revenue.
Material changes in the market value of securities we hold may materially affect our results of operation and financial condition
      We also bear market risk that arises from fluctuations in interest rates that may result in changes in the values of our investments and swap agreements. Rate movements can affect the repricing of assets and liabilities differently, as well as their market value. Stockholders’ equity can be adversely affected by changing interest rates, as after-tax changes in the fair value of securities classified as available-for-sale and after-tax changes in the fair value of our swaps are reflected as increases and decreases to a component of stockholders’ equity. The fair value of our swaps generally increases when the market value of fixed rate, long-term debt investments decline and vice versa. However, the changes in the fair value of swaps and investments may not fully offset, which could adversely affect stockholders’ equity.
      The market values of securities we hold may decline due to a variety of factors, including decline in credit rating of the issuer or credit issues related to underlying collateral of the security, general market conditions and increases in interest rates for comparable obligations. If we determine that an unrealized loss on a security is “other-than-temporary,” the loss becomes a realized loss through an impairment charge in the income statement.
Our business may require cash in amounts greater than the amount of available credit facilities and liquid assets that we have on hand at a particular time, and if we were forced to ultimately liquidate assets or secure other financing as a result of unexpected liquidity needs, our earnings could be reduced.
      We are subject to risks relating to daily liquidity needs, as well as extraordinary events, such as the unexpected loss of a customer. On a daily basis, we receive remittances from our agents and financial institution customers and we must clear and pay the financial instruments that were previously sold and currently are presented for payment. We monitor and maintain a liquidity portfolio along with credit lines and repurchase agreements in order to cover payment service obligations as they are presented. If we were forced to liquidate portfolio assets or secure other financing as a result of unexpected liquidity needs, our earnings could be reduced. In addition, if we were to lose any of our significant customers, in addition to losing the related revenues, we may have to liquidate investments or seek to borrow for a period of time to fund our obligation to clear the outstanding instruments issued on behalf of that customer at the termination of its contract. We may not be able to plan effectively for every customer contract termination, which could result in sale of investments at a loss of or lower profits than we would otherwise realize due to prevailing market conditions.
We are subject to credit risk related to our investment portfolio and our use of derivatives.
      Our credit risk includes the potential risk that the Company may not collect on interest and/or principal associated with its investments, as well as counterparty risk associated with its derivative financial instruments. Approximately 70% of our investment portfolio at December 31, 2004 consisted of securities that are not issued or guaranteed by the U.S. government. If the issuer of any of these securities were to default in its payment obligations to us or to otherwise experience credit problems, the value of the investments would decline and adversely impact our investment portfolio and our earnings. At December 31, 2004, we were party to derivative instruments known as swaps having a notional amount of $3.4 billion. These swap agreements are contracts in which we and a counterparty agree to exchange periodic payments based on a fixed or variable rate of interest on a given notional amount, without the exchange of the underlying notional amounts. The notional amount of a swap agreement is used to measure amounts to be paid or received and does not represent the amount of exposure to credit loss. At any point in time, depending upon many factors including the interest rate environment and the fixed and variable rates of the swap agreements, we may owe our counterparty or our counterparty may owe us. If any of our counterparties to these swap agreements were to default in its payment obligation to us or otherwise experience credit problems, we could be adversely affected.

We face credit and fraud risks from our retail agents.
      The vast majority of our Global Funds Transfer business is conducted through independent agents that provide our products and services to consumers at their business locations. Our agents receive the proceeds from the sale of our payment instruments and we must then collect these funds from the agents. As a result, we have credit exposure to our agents, which averages approximately $1.1 billion in the aggregate, representing a combination of money orders, money transfers and bill payment proceeds. During 2004, this credit exposure was spread across almost 27,000 agents, of which 13 owed us in excess of $15.0 million each at any one time.
      We are not insured against credit losses, except in circumstances of agent theft or fraud. If an agent becomes insolvent, files for bankruptcy, commits fraud or otherwise fails to remit money order or money transfer proceeds to us, we must nonetheless pay the money order or complete the money transfer on behalf of the consumer. Moreover, we have made, and may in the future make, secured or unsecured loans to retail agents under limited circumstances or allow agents to retain our funds for a period of time before remitting them to us. The failure of agents owing us large amounts to remit funds to us or to repay such amounts could materially adversely affect our business, results of operations and our financial condition.
Our business involves the movement of large sums of money, and, as a result, our business is particularly dependent on our ability to process and settle transactions accurately and efficiently.
      Our business involves the movement of large sums of money. Our revenues consist primarily of transaction fees that we charge for the movement of this money and investment revenues. These transaction fees represent only a small fraction of the total amount of money that we move. Because we are responsible for large sums of money that are substantially greater than our revenues, the success of our business particularly depends upon the efficient and error-free handling of the money that is remitted to us and that is used to clear payment instruments or complete money transfers. We rely on the ability of our employees and our internal systems and processes to process these transactions in an efficient, uninterrupted and error-free manner. In addition, we rely on third-party vendors in our business, including clearing banks which clear our money orders and official checks and certain of our telecommunications providers. In the event of a breakdown, catastrophic event, security breach, improper operation or any other event impacting our systems or processes or our vendors’ systems or processes, or improper action by our employees, agents, customer financial institutions or third party vendors, we could suffer financial loss, loss of customers, regulatory sanctions and damage to our reputation.
Our business is highly dependent on the efficient and uninterrupted operation of our computer network systems and data centers, and any disruption could harm our business.
      Our ability to provide reliable service largely depends on the efficient and uninterrupted operation of our computer network systems and data centers. Any significant interruptions could harm our business and reputation and result in a loss of customers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Although we have taken steps to prevent a system failure, including the implementation of a disaster recovery plan and redundant computer systems, our measures may not be successful and we may experience problems other than system failures. We may also experience software defects, development delays and installation difficulties, which would harm our business and reputation and expose us to potential liability. Our data applications may not be sufficient to address technological advances, changing market conditions or other developments. If we face system interruptions and system failures due to defects in our software, development delays, installation difficulties or for any other reason, our business interruption insurance may not be adequate to compensate us for all losses or damages that we may incur.

There are a number of risks associated with our international sales and operations that could harm our business.
      We provided money transfer services between and among approximately 170 countries at December 31, 2004, and our strategy is to expand our international business. Our ability to grow in international markets and our future results could be harmed by a number of factors, including:

•	failure to manage successfully our exposure to foreign currency exchange rates;

•	changes in political and economic conditions and potential instability in certain regions;

•	changes in regulatory requirements or in foreign policy and the adoption of foreign laws detrimental to our business;

•	burdens of complying with a wide variety of laws and regulations;

•	possible fraud or theft losses, and lack of compliance by international representatives in remote locations and foreign legal systems where collection and enforcement may be difficult or costly;

•	reduced protection for our intellectual property rights;

•	unfavorable tax rules or trade barriers; and

•	inability to secure, train or monitor international agents.
We may be subject to a material breach of security of any of our systems
      Security breaches in our facilities, computer networks, and databases may cause harm to our business and reputation and result in a loss of customers. Many security measures have been instituted to protect the systems and to assure the marketplace that these systems are secure. However, despite such security measures, our systems may be vulnerable to physical break-ins, computer viruses, attacks by hackers or similar disruptive problems. Third-party contractors also may experience security breaches involving the storage and transmission of proprietary information. If users gain improper access to our systems or databases, they may be able to steal, publish, delete or modify confidential third-party information that is stored or transmitted on the networks. A security or privacy breach may affect us in the following ways:

•	deterring customers from using our products and services;

•	harming our reputation;

•	exposing us to liability;

•	increasing operating expenses to correct problems caused by the breach;

•	affecting our ability to meet customers’ expectations; or

•	causing inquiry from regulatory or governmental authorities.
We are subject to a number of risks relating to U.S. federal and state regulation of our business.
      In the United States, the money transfer business is subject to a variety of state regulations. We are also subject to U.S. federal anti-money laundering laws and the requirements of the Office of Foreign Assets Control, which prohibit us from transmitting money to specified countries or on behalf of prohibited individuals. The money transfer business has been subject to increased scrutiny following the events of September 11, 2001. The Patriot Act, enacted following those events, mandates several new anti-money laundering requirements. The federal government or the states may elect to impose additional anti-money laundering requirements. Changes in laws or regulations that impose additional regulatory requirements, including the Patriot Act, could increase our compliance and other costs of doing business, and therefore have an adverse effect on our results of operation. If onerous regulatory requirements were imposed on our agents, they could lead to a loss of agents, which, in turn, could lead to a loss of retail business.

      Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities could result in, among other things, revocation of required licenses or registrations, loss of approved status, termination of contracts with banks or retail representatives, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events could materially adversely affect our business, financial condition and results of operations.
      If we were to inadvertently transmit money on behalf of, or unknowingly conduct business with, a prohibited individual, we could be required to pay significant damages, including fines and penalties. Likewise, any intentional or negligent violation of anti-money laundering laws by our employees could lead to significant fines and/or penalties, and could limit our ability to conduct business in some jurisdictions.
      Legislation has been proposed in the U.S. Congress and in various states that would require additional disclosures to consumers regarding fees and foreign exchange “spreads” on international money transfers. If enacted, this would require costly upgrades to our computer and point-of-sale systems.
Imposition of additional regulatory requirements in any of the foreign countries in which we operate could adversely affect our business.
      International regulation of the money transfer business varies from country to country. Although most countries (other than Germany, the United Kingdom, the Netherlands and Switzerland) do not regulate this business to the same degree as the United States, this could change in the future. Various foreign governments could impose additional regulatory requirements on us or impose penalties or charges. Any of these requirements, including anti-money laundering requirements and related scrutiny, could make it more difficult to originate money transfers overseas, increase our costs or decrease our revenues. Any inadvertent violation of a law or regulation by us or one of our agents could subject us to damages, including fines or penalties.
We are not registered under the Investment Company Act and if we were required to register, our business, prospects and results of operations would be materially adversely affected.
      The Investment Company Act of 1940 requires the registration of, and imposes restrictions on, certain companies that engage primarily in the business of investing, reinvesting or trading in securities. A company may be classified as an investment company if it owns certain types of securities having a value exceeding 40% of its assets and is not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading in securities. We are, and we intend to remain, in the payment services business. While we hold more than 40% of our assets in cash, cash equivalents and investments substantially restricted for payment services obligations and a substantial amount of our revenue is derived from these investments, these activities are undertaken only in connection with our payment services business. Accordingly, we believe that we are not an “investment company” for purposes of the Investment Company Act and are not required to register under that Act. If we were required to register as an investment company, we would become subject to substantial regulations with respect to our capital structure, management, operations and other matters, which would have a material adverse effect on our business, results of operations and prospects.
We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.
      We provided money transfer services between and among approximately 170 countries at December 31, 2004, and our strategy is to expand our international business. Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. Our foreign currency exchange risk includes the potential adverse effect on the Company’s earnings from fluctuations in foreign exchange rates affecting certain receivables and payables denominated in foreign currencies. Historically, we have been primarily affected by fluctuations in the U.S. dollar as compared to the British pound and the Euro. Additionally, we have exposures to emerging market currencies, which can have extreme currency volatility.

      We primarily utilize forward contracts to hedge our exposure to fluctuations in exchange rates. These forward contracts generally have maturities of less than thirty days. Had the British pound and Euro increased up to 20% over actual exchange rates for 2004, pre-tax operating income would have seen a benefit of up to $1.1 million for the year. Had the British pound and Euro decreased up to 20% over actual exchange rates for 2004, pre-tax operating income would have seen a decrease of up to $1.7 million for the year. This sensitivity analysis considers both the impact on translation of our foreign denominated revenue and expense streams and the impact on our hedging program. Our attempts to hedge against these risks may not be successful, resulting in an adverse impact on our net income.
If we lost key retail agents in our Global Funds Transfer segment, our business and results of operations could be adversely affected.
      We may not be able to retain all of our current retail agents. The competition for chain retail agents is intense, and larger agents are increasingly demanding financial concessions and more information technology customization. The development and equipment necessary to meet agent demands could require substantial capital expenditures. If we were unable to meet these demands, we could lose agents and our volume of money transfers would be substantially reduced and our revenues would decline.
      A substantial portion of our transaction volume is generated by a limited number of key agents. During 2004 and 2003, our ten largest agents accounted for 27% and 21%, respectively, of our total revenues, and 41% and 35%, respectively, of the revenues of our Global Funds Transfer segment. Our largest agent accounted for 9% and 5% of our total revenues, and 14% and 8% of the revenues of our Global Funds Transfer segment in 2004 and 2003, respectively. If any of these key agents were not to renew their contracts with us, or if such agents were to reduce the number of their locations, or cease doing business, we might not be able to replace the volume of business conducted through these agents, and our business and results of operations would be adversely affected.
      In addition, many of our high volume agents are in the check cashing industry. There are risks associated with the check cashing industry that could cause this portion of our agent base to decline. Any regulatory action that adversely affects check cashers could also cause this portion of our agent base to decline.
If we lost large financial institution customers in our Payment Systems segment, our business and results of operation could be adversely affected.
      During 2004 and 2003, our ten largest financial institution customers accounted for 14% and 17%, respectively, of our total revenues and 39% and 43%, respectively, of the revenues of our Payment Systems segment. Our largest financial institution customer generated approximately 4% and 5% of our total revenues and approximately 10% and 12% of the revenues of our Payment Systems segment in 2004 and 2003, respectively. The loss of any of our top financial institution customers could adversely affect our business and results of operations.
We face intense competition, and if we are unable to continue to compete effectively, our business, financial condition and results of operations would be adversely affected.
      The industries in which we compete are highly competitive, and we face a variety of competitors across our businesses. In addition, new competitors or alliances among established companies may emerge. Our primary competition comes from First Data Corporation and its subsidiaries, including Western Union, which has substantially greater transaction volume than we do. First Data Corporation and its subsidiaries have a larger agent base, a more established brand name and substantially greater financial and marketing resources than we do.
      The Global Funds Transfer segment of our business competes in a concentrated industry, with a small number of large competitors and a large number small, niche competitors. Our large competitors are other providers of money orders and money transfer services, including Western Union, other subsidiaries of First Data Corporation and the U.S. Postal Service with respect to money orders. We also compete with banks and niche person-to-person money transfer service providers that serve select send and receive corridors.

      The Payment Systems segment of our business competes in a concentrated industry with a small number of large competitors. Our competitors in this segment are Integrated Payment Systems, a subsidiary of First Data Corporation, and Federal Home Loan Banks. We also compete with financial institutions that have developed internal processing capabilities or services similar to ours and do not outsource these services.
      If we are unable to continue to compete effectively, our business, financial condition and results of operations would be adversely affected.
If we fail to develop and introduce new and enhanced products and services or if alternative payment mechanisms that we do not offer replace the use of money orders and money transfers, our business and prospects could be adversely affected.
      Our future growth will depend, in part, on our ability to continue to develop and successfully introduce new and enhanced methods of providing money transfer, money order, official check, bill payment, cash access and related services that keep pace with competitive introductions, technological changes and the demands and preferences of our agents, financial institution customers and consumers. Many of our competitors offer stored-value cards and other electronic payment mechanisms, including various internet-based payment services, that could be substituted for traditional forms of payment, such as the money orders, bill payment and money transfer services we offer. If these alternative payment mechanisms become widely substituted for our products and services, and we do not develop similar alternative payment mechanisms, our business and prospects could be adversely affected.
New check technology could cause our investment balances to decline.
      The Check 21 Act, which became effective in October 2004, is designed to enhance check truncation by speeding up the time in which checks are presented for payment or returned through the banking system if warranted. If widely adopted, the new technology could cause the period of time between when a check is issued and the time when that check is presented for payment to decrease, which could adversely affect our business by causing a reduction in our investment balances and related investment revenues for both our official check processing business and our money order business.
Litigation may adversely affect our business, financial condition and results of operations.
      Our business has in the past been, and may in the future continue to be, the subject of class actions, regulatory actions or other litigation. For example, in the past, we settled a class action lawsuit that alleged that our disclosure surrounding currency exchange spreads was inadequate. The total amount paid out over a five year period related to this lawsuit was $8.6 million. The outcome of class action lawsuits and regulatory actions is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of lawsuits and actions may remain unknown for substantial periods of time. The cost to defend future lawsuits may be significant. There may also be adverse publicity associated with lawsuits that could decrease customer acceptance of our services. As a result, litigation may adversely affect our business, financial condition and results of operations.
If we are unable to protect our intellectual property rights, business, financial condition and results of operation could be adversely affected.
      We rely on a combination of patent, trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect our intellectual property rights. We may be required to spend resources to protect and police these rights, and some rights may not be protected by intellectual property laws, particularly in foreign jurisdictions. Third parties may infringe or misappropriate our proprietary rights. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm our business and prospects.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
      We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our stock price.
Risks Related to Our Securities

Our board of directors has the power to issue series of preferred stock and to designate the rights and preferences of those series, which could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock.
      Under our certificate of incorporation, our board of directors has the power to issue series of preferred stock and to designate the rights and preferences of those series. Therefore, our board of directors may designate a new series of preferred stock with the rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

Except for our common stock, there is no public market for the securities that we may offer using this prospectus.
      Except for our common stock, no public market exists for the securities that we may offer using this prospectus, and we cannot assure the liquidity of any market that may develop, the ability of the holders of the securities to sell their securities or the price at which the securities may be sold. Our common stock is traded on the New York Stock Exchange. We do not intend to apply for listing of any other securities that we may offer using this prospectus on any securities exchange or for quotation through the NASDAQ system. Future trading prices of the securities will depend on many factors including, among others, prevailing interests rates, our operating results and the market for similar securities.

The market price of our common stock may be volatile.
      The market price of our common stock may fluctuate significantly in response to a number of factors, some of which may be beyond our control. These factors include the perceived prospects or actual operating results of our business; changes in estimates of our operating results by analysts, investors or our management; our actual operating results relative to such estimates or expectations; actions or announcements by us or our competitors; litigation and judicial decisions; legislative or regulatory actions; and changes in general economic or market conditions. In addition, the stock market in general has from time to time experienced extreme price and volume fluctuations. These market fluctuations could reduce the market price of our common stock for reasons unrelated to our operating performance.

Our charter documents, our rights plan and Delaware law contain provisions that could delay or prevent an acquisition of our company, which could inhibit your ability to receive a premium on your investment from a possible sale of our company.
      Our charter documents contain provisions that may discourage third parties from seeking to acquire our company. In addition, we have adopted a rights plan which enables our board of directors to issue preferred share purchase rights that would be triggered by certain prescribed events. These provisions and specific provisions of Delaware law relating to business combinations with interested stockholders may have the effect of delaying, deterring or preventing a merger or change in control of our company. Some of these provisions may discourage a future acquisition of our company even if stockholders would receive an attractive value for their shares or if a significant number of our stockholders believed such a proposed transaction to be in their best interests. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so.

Our debt securities are effectively subordinated to the obligations of our subsidiaries.
      We conduct our operations through our subsidiaries. Although our debt securities are unsubordinated obligations, they will be effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under our indebtedness, including our debt securities, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so.

The indenture does not limit the amount of indebtedness that we may incur.
      The indenture, which is described below under the heading “Description of Debt Securities,” does not limit the amount of secured or unsecured indebtedness that we may incur. The indenture does not contain any debt covenants or provisions that would afford the holders of our debt securities protection in the event we participate in a highly leveraged transaction.

Ratings of our debt securities could be lowered in the future.
      We expect that our debt securities will be rated “investment grade” by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. The rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation. A downgrade could also have an effect on our ability to attract new customers and retain existing customers. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the indenture.

Any debt securities that we may issue could contain covenants that may restrict our ability to obtain financing, and our noncompliance with one of these restrictive covenants could lead to a default on those debt securities and any other indebtedness.
      If we issue debt securities covered by this prospectus or any future indebtedness, those securities or future indebtedness may be subject to restrictive covenants, some of which may limit the way in which we can operate our business and significantly restrict our ability to incur additional indebtedness or to issue preferred stock. Noncompliance with any covenants under that indebtedness, unless cured, modified or waived, could lead to a default not only with respect to that indebtedness, but also under any other indebtedness that we may incur. If this were to happen, we might not be able to repay or refinance all of our debt.

If we issue a large amount of debt, it may be more difficult for us to obtain financing, will increase the cost of our debt and may magnify the results of any default under any of our outstanding indebtedness.
      The issuance of debt securities could increase our debt-to-equity ratio or leverage, which may in turn make it more difficult for us to obtain future financing. In addition, the issuance of any debt securities will increase the amount of interest we will need to pay, except to the extent that the proceeds from the issuance of debt securities are used to repay other outstanding indebtedness. Finally, our level of indebtedness, and in particular any significant increase in it, may make us more vulnerable if there is a downturn in our business or the economy.

MONEYGRAM INTERNATIONAL, INC.
      MoneyGram International, Inc. is a leading global payment services company. Our mission is to provide consumers with affordable, reliable and convenient payment services. We offer our products and services to consumers and businesses through our network of agents and our financial institution customers. The diverse array of products and services we offer enables consumers, most of whom are not fully served by traditional financial institutions, to make payments and to transfer money around the world, helping them meet the financial demands of their daily lives.
      Our business is conducted through our wholly owned subsidiary, Travelers Express Company, Inc. (“Travelers”), which has been in operation since 1940. We acquired MoneyGram Payment Systems, Inc. in June 1998, adding MoneyGram branded international money transfer services to our group of Global Funds Transfer services. We were incorporated in Delaware on December 18, 2003 in connection with the June 30, 2004 spin-off from our parent company, Viad Corp (“Viad”). In the spin-off, Travelers was merged with a wholly owned subsidiary of MoneyGram, and then Viad distributed all of the issued and outstanding shares of MoneyGram common stock to Viad stockholders in a tax-free distribution (the “spin-off”). Stockholders of Viad received one share of MoneyGram common stock for every one share of Viad common stock owned. Our principal executive offices are located at 1550 Utica Avenue South, Minneapolis, Minnesota 55416, telephone (952) 591-3000. Our website address is www.moneygram.com.
      We operate our business in two segments: Global Funds Transfer and Payment Systems.
Global Funds Transfer
      Our Global Funds Transfer segment provides money transfer services, money orders and bill payment services to consumers. Our primary consumers are “unbanked,” “underbanked” and “convenience users.” “Unbanked consumers” are those consumers who do not have a traditional relationship with a financial institution. “Underbanked consumers” are consumers who, while they may have a savings account with a financial institution, do not have a checking account. “Convenience users” are consumers who, while they may have a checking account, prefer to use our products and services on the basis of convenience or value.
      We conduct our Global Funds Transfer operations through a worldwide network of agents. We provide Global Funds Transfer products and services utilizing a variety of proprietary point-of-sale platforms. We also operate two customer service call centers in the United States and contract for additional call center services in Bulgaria. These call centers provide multi-lingual customer service for both agents and consumers 24 hours per day, 365 days per year.
      MoneyGram Money Transfers: Money transfers are transfers of funds between consumers from one location to another. Money transfers are used by consumers who want to transfer funds quickly, safely and efficiently to another individual within the United States or internationally. As of December 31, 2004, we provided money transfer services through over 77,000 agent locations in approximately 170 countries worldwide. Our money transfer revenues are derived primarily from consumer transaction fees and revenues from currency exchange on international money transfers.
      In a typical money transfer, a consumer goes to an agent location, completes a form and pays the agent the money to be transferred, together with a fee. The agent enters the transaction data into a point-of-sale money transfer platform, which connects to our central data processing system. Through our FormFree service, customers may contact our call center and a representative will collect the information over the telephone and enter it directly into our central data processing system. The funds are made available for payment in various currencies throughout our agent network. The fee paid by the sender is based on the amount to be transferred and the location at which the funds are to be received. Both the “send” and “receive” agents receive a commission from the transaction. In March 2004, we launched our MoneyGram eMoney Transfer service that also allows customers to conduct money transfer transactions on the internet at www.emoneygram.com using a credit card or a debit from a bank account. As of December 31, 2004, we offered this service only to U.S. residents outside the state of California.

      Money Orders: Money orders, much like checks, can be presented by the consumer to make a payment or for cash. Our Global Funds Transfer segment has its roots in the sale of money orders, a business we have been engaged in since 1940. Based on the number of money orders issued in 2004, we are the nation’s leading issuer of money orders. In 2004, we issued approximately 278 million money orders through our network of almost 54,000 retail agent locations in the United States and Puerto Rico.
      Our money orders are sold under the Travelers Express or Travelers Express MoneyGram brands, on a private label basis or co-branded with retail agents. In most cases, we receive transaction fees from our agents for each money order sold. In many cases, we also receive monthly dispenser service fees from our agents for the money order dispenser equipment we provide. In addition, we generate income from the investment of funds that are remitted from our agents and which we invest until the money orders are cleared through the banking system, or are escheated to the applicable states. Generally a money order will remain outstanding for fewer than ten days.
      Bill Payment Services: Our bill payment services allow consumers to make urgent payments or pay routine bills. Our ExpressPayment urgent bill payment service is offered through our money transfer agent locations in the United States. Our ExpressPayment urgent bill payment service, which is provided under contract with billers, enables delinquent debtors and just-in-time payers to pay bills generally with same-day credit to a growing group of creditors. Our contracted billers include credit card companies, mortgage companies, auto finance companies, sub-prime lenders, cellular and long distance telephone companies and third-party bill collectors. Our ExpressPayment bill payment service has grown as we have added new billers to our network. We work closely with our agents to identify billers in their service areas to target for this service. In March 2004, our ExpressPayment bill payment service became available for internet transactions at www.emoneygram.com.
      Our FlashPay and BuyPay routine bill payment services are available at selected agent locations. These services allow unbanked and underbanked consumers to pay routine bills with cash at a convenient location. We remit the payments by means of wire transfer or check and the consumer’s account is typically credited within one week. These routine bill payment services also afford utilities a method of complying with regulatory requirements that they provide their customers with a given number of locations at which customers may pay their bills. We receive a transaction fee from our agents for each bill payment completed.
Payment Systems
      Our Payment Systems segment provides financial institutions with payment processing services, primarily official check outsourcing services and money orders for sale to their customers. Our customers are primarily comprised of financial institutions, thrifts and credit unions. As of December 31, 2004, we provided official check services to over 17,000 branch locations of approximately 1,800 financial institutions. Customers include a broad array of financial institutions, including large banks, regional banks and small community banks. We primarily derive revenues from our financial institution customers from the investment of funds underlying the official check or financial institution money order. We invest funds representing customer items from the time the proceeds are remitted until they are cleared. We also derive revenue from fees paid by our customers.
      Official Check Outsourcing Services: We provide official check outsourcing services through our PrimeLink service. Financial institutions provide official checks, which include bank checks, cashier checks, teller checks and agent checks, to consumers for use in transactions when the payee requires a check drawn on a bank or other third party. Official checks are commonly used in consumer loan closings, such as closings of home and car loans, and other critical situations where the payee requires assurance of payment and funds availability. Financial institutions also use official checks to pay their own obligations. Our PrimeLinkplus product is an internet-based check issuance platform that allows financial institutions and other businesses with multiple locations to securely print official checks at remote locations on a client-controlled basis, eliminating the need to overnight the checks from the main office or wire transfer the funds. We provide these outsourcing services at a low cost to financial institutions and pay an agreed upon commission rate on the balance of funds underlying the official checks pending clearing of the items. We clear the official check items pursuant to contracts with clearing banks as a service to our official check customers.
      Money Orders: The Payment Systems segment also offers money orders through financial institutions in a manner very similar to money orders offered through our retail agents in our Global Funds Transfer segment. In 2004, approximately 20 million, or 7%, of our total money orders were sold through financial institutions.
      Controlled Disbursement Processing: We process WIC checks through our subsidiary, FSMC, Inc. WIC checks are issued under the Special Supplemental Nutrition Program to Women, Infants and Children administered by the U.S. Department of Agriculture through the various states. FSMC, Inc. also processes other controlled disbursements, such as rebate checks. Our revenues from this area are primarily derived from fees.
USE OF PROCEEDS
      Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment, the financing of possible acquisitions or stock repurchases. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.
RATIOS OF EARNINGS TO FIXED CHARGES AND
TO FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
      Our consolidated ratios of earnings to fixed charges and of earnings to fixed charges and preferred dividend requirements for the periods indicated are as follows:

	Year Ended December 31,

	2000		2001		2002		2003		2004

Ratio of Earnings to Fixed Charges	3.91	x	4.50	x	6.06	x	8.81	x	16.08x
Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements	3.70	x	4.27	x	5.69	x	8.39	x	16.08x
      For purposes of computing the ratios, earnings consist of consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest on long-term debt, amortization of debt expense, premium and discount, and the portion of interest expense on operating leases we believe to be representative of the interest factor. Pretax income from continuing operations for 2004 includes $20.7 million of expenses related to the redemption of Viad debt and preferred stock in connection with the June 30, 2004 spin-off. Interest expense through June 30, 2004, relates to Viad’s long-term debt prior to the spin-off. Interest expense in 2004 for MoneyGram’s long-term debt was $2.4 million. Preferred dividend requirements represent an amount equal to the consolidated income from continuing operations before income taxes required to pay the dividends on Viad preferred stock prior to the spin-off. MoneyGram has no preferred stock outstanding.
DESCRIPTION OF COMMON STOCK
      This section summarizes the general terms of the common stock that we may offer using this prospectus. The following description is only a summary and does not purport to be complete and is qualified by reference to our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

General
      Our certificate of incorporation currently authorizes the issuance of two classes of shares:

•	common stock, par value $0.01 per share (250,000,000 shares authorized), and

•	preferred stock, par value $0.01 per share (7,000,000 shares authorized).
      As of February 25, 2005, there were 85,743,159 shares of our common stock and no shares of our preferred stock outstanding. However, 2,000,000 shares of our preferred stock have been designated as Series A Junior Participating Preferred Stock, which are issuable upon the exercise of the preferred share purchase rights described below under “— Preferred Share Purchase Rights.”
      Our board of directors is authorized to provide for the issue, from time to time, of preferred stock in series and, as to each series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of those shares and the qualifications, limitations and restrictions of those shares. As a result, our board of directors could, without stockholder approval, authorize the issuance of preferred stock with dividend, redemption or conversion provisions that could have an adverse effect on the availability of earnings for distribution to the holders of our common stock, or with voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock. See “Description of Preferred Stock.”
      Our common stock is not entitled to any conversion or redemption rights. Holders of our common stock do not have any preemptive right or other subscription rights to subscribe for additional securities we may issue. Our outstanding common stock is, and any newly issued common stock will be, fully paid and non-assessable. The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.
Dividend Rights
      Subject to the prior dividend rights of the holders of any preferred stock and the other limitations set forth in the following paragraph, dividends may be declared by our board of directors and paid from time to time on outstanding shares of our common stock from any funds legally available therefor.
      We and our subsidiaries are parties to agreements pursuant to which we borrow money, and certain covenants in these agreements may limit our ability to pay dividends or other distributions with respect to the common stock or to repurchase common stock. In addition, we and our subsidiaries may become parties to future agreements that contain such restrictions. These covenants will be described in more detail in the prospectus supplement relating to any common stock that we offer using this prospectus.
Voting Rights
      Subject to the rights of the holders of any preferred stock, only the holders of our common stock have voting rights and are entitled to one vote for each share held. There are no cumulative voting rights.
Liquidation Rights
      Upon any liquidation, dissolution or winding up of our company, the holders of our common stock shall be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Preferred Share Purchase Rights
      In connection with our June 30, 2004 spin-off from Viad, our parent company, we entered into a Rights Agreement (the “Rights Agreement”) with Wells Fargo Bank, N.A., as the Rights Agent. Preferred share purchase rights (the “Rights”) issuable under the Rights Agreement were attached to the shares of our common stock distributed in the spin-off. In addition, pursuant to the Rights Agreement, one Right is issued with each share of our common stock issued after the spin-off.

      The Rights are inseparable from our common stock until they become exercisable. The Rights will allow its holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock for $100, once they become exercisable. The Rights become exercisable ten days after a person or group acquires, or begins a tender or exchange offer for, 15% or more of our outstanding common stock. In the event a person or group acquires 15% or more of our outstanding common stock, and subject to certain conditions and exceptions more fully described in the Rights Agreement, each Right will entitle the holder (other than the person or group acquiring 15% or more of our outstanding common stock) to receive, upon exercise, common stock of either our company or the acquiring company having a value equal to two times the exercise price of the Rights. The Rights are redeemable at any time before a person or group acquires 15% or more of our outstanding common stock, at the discretion of our board of directors, for $0.01 per Right and will expire, unless earlier redeemed, on June 30, 2014. If our board of directors redeems any of our Rights, it must redeem all of our Rights. After a person or group acquires 15% or more of our outstanding common stock, but before that person or group owns 50% or more of our outstanding common stock, our board of directors may extinguish the Rights by exchanging one share of our common stock or an equivalent security for each Right, other than Rights held by that person or group. Each one one-hundredth of a share of our Series A Junior Participating Preferred Stock, if issued, will not be redeemable, will entitle holders to quarterly dividend payments of the greater of $0.01 per share or an amount equal to the dividend paid on one share of our common stock, will have the same voting power as one share of our common stock and will entitle holders, upon liquidation, to receive the greater of $1.00 per share plus accrued and unpaid dividends, or the payment made on one share of our common stock.
      The above description of the Rights is only a summary and does not purport to be complete. You must look at the Rights Agreement for a full understanding of all of the terms of the Rights. The Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by our board of directors, unless the Rights have been redeemed. However, the Rights should not interfere with any tender offer or merger approved by our board of directors because the board may redeem the Rights or approve an offer at any time prior to the time when any person becomes the beneficial owner of 15% or more of our outstanding common stock.
Certain Provisions of Our Certificate of Incorporation and Bylaws
      Some provisions of our certificate of incorporation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

•	we do not provide for cumulative voting for directors;

•	we have a classified board of directors with each class serving a staggered three-year term;

•	our board of directors fixes the size of the board of directors within certain limits, may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created. The board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•	our board of directors may issue preferred stock without any vote or further action by the stockholders;

•	special meetings of stockholders may be called only by our chairman or board of directors, and not by our stockholders;

•	our board of directors may adopt, amend, alter or repeal the bylaws without a vote of the stockholders;

•	all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting;

•	we have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting; and

•	certain business combinations with an “interested stockholder” (defined in our certificate of incorporation as a holder of 10% or more of our outstanding voting stock) must be approved by holders of 66 2/3% of the voting power of shares not owned by the interested stockholder, unless the business combination is approved by certain “continuing directors” (as defined in our certificate of incorporation) or meets certain requirements regarding price and procedure.
      These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of MoneyGram to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.
Section 203 of the Delaware General Corporation Law
      Section 203 of the Delaware General Corporation Law regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers and shares held by certain employee stock plans; and

•	the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a stockholder meeting, and not by written consent.
      However, this business combination prohibition may be negated by certain actions, including pursuant to the following:

•	if we, with the support of a majority of our continuing directors, propose at any time another merger or sale or do not oppose another tender offer for at least 50% of our shares, the interested stockholder is released from the three-year prohibition and free to compete with that other transaction;

•	our stockholders may choose to amend our certificate of incorporation to opt out of Section 203 of the Delaware General Corporation Law at any time by a vote of at least a majority of our outstanding voting power, provided that, the amendment to opt out of Section 203 will not be effective until 12 months after the adoption of such amendment.
      Under Section 203 of the Delaware General Corporation Law, a business combination generally includes a merger, asset or stock sale, loan, substantial issuance of stock, plan of liquidation, reincorporation or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

DESCRIPTION OF PREFERRED STOCK
      This section summarizes the general terms and provisions of the preferred stock that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at our certificate of incorporation and the relevant certificate of designation for a full understanding of all the rights and preferences of any series of our preferred stock. Our certificate of incorporation and the certificates of designation have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
      A prospectus supplement will describe the specific terms of any particular series of preferred stock offered under that prospectus supplement, including any of the terms in this section that will not apply to that series of preferred stock, and any special considerations, including tax considerations, applicable to investing in that series of preferred stock.
General
      As discussed above, our certificate of incorporation currently authorizes the issuance of two classes of shares:

•	common stock, par value $0.01 per share (250,000,000 shares authorized), and

•	preferred stock, par value $0.01 per share (7,000,000 shares authorized).
      As of February 25, 2005, there were 85,743,159 shares of our common stock and no shares of our preferred stock outstanding. However, 2,000,000 shares of our preferred stock have been designated as Series A Junior Participating Preferred Stock, which are issuable upon the exercise of the preferred share purchase rights described under “Description of Common Stock — Preferred Share Purchase Rights.”
      Our board of directors is authorized to provide for the issue, from time to time, of preferred stock in series and, as to each series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of those shares and the qualifications, limitations and restrictions of those shares. The authority of our board of directors with respect to each series shall include, but not be limited to, determination of the following:

•	the designation of the series;

•	the number of shares of the series;

•	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

•	dates on which dividends, if any, shall be payable on shares of the series;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund to provide for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•	whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security of our company or any other corporation and, if so, the specification of such other security and the terms and conditions upon which such conversion or exchange may be made;

•	any restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series.

      Any preferred stock will, when issued, be fully paid and nonassessable. The preferred stock will be senior to the common stock as to dividend and liquidation rights. The transfer agent and registrar for any series of preferred stock will be specified in the applicable prospectus supplement.
      The prospectus supplement relating to any particular series of preferred stock that we offer using this prospectus will describe the following terms of that series, if applicable:

•	the number of shares, their stated value and their designation or title;

•	the initial public offering price of the series;

•	that series’ rights as to dividends;

•	whether and upon what terms the shares of that series will be redeemable;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares of that series;

•	the rights of holders of shares of that series upon the dissolution or distribution of our assets;

•	whether and upon what terms the shares of that series may be converted or exchanged and the securities that series of preferred stock may be converted into or exchanged for;

•	the voting rights, if any, that will apply to that series; and

•	any additional rights and preferences of the series.
      We may elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. See “Description of Depositary Shares.”
Dividend Rights
      Subject to the preferential rights as to dividends of holders of any of our other capital stock ranking prior to any series of the preferred stock, the holders of each series of preferred stock will be entitled to receive cash dividends, if any, if declared by our board of directors, out of the assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates on which dividends, if any, will be payable. The dividend rate, if any, may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors.
      The applicable prospectus supplement will also state whether any dividends on any series of the preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if the board of directors declares a dividend on that series payable in the future.
      Our board of directors will not declare and pay a dividend on any MoneyGram stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on any MoneyGram stock ranking equal with the preferred stock as to dividends:

•	we will declare any dividends pro rata among the preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to the preferred stock of each series offered under this prospectus as to dividends (i.e., the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other);

•	other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or liquidation preference (except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and liquidation preference); and

•	we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the preferred stock as to dividends or liquidation preference (except by conversion into or exchange for stock junior to the preferred stock as to dividends and liquidation preference).
      We and our subsidiaries are parties to agreements pursuant to which we borrow money, and certain covenants in these agreements may limit our ability to pay dividends or other distributions with respect to our preferred stock or to redeem or repurchase shares of our preferred stock. In addition, we and our subsidiaries may become parties to future agreements that contain such restrictions. These covenants will be described in more detail in the prospectus supplement relating to any particular series of preferred stock that we offer using to this prospectus.
Redemption and Repurchase
      A series of preferred stock that we may offer using this prospectus may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase at the option of the holders, as described in the applicable prospectus supplement. If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the terms of redemption, the procedure used for redemption, the number of shares that we will redeem each year and the redemption price. The applicable prospectus supplement will also specify whether the redemption price will be payable in cash or other property.
      Provision may be made whereby, subject to certain conditions, all rights (other than the right to receive redemption moneys) of the holders of preferred stock called for redemption, whether at our option or through a sinking fund, will terminate before the redemption date upon the deposit with a bank or trust company of the funds necessary for redemption.
      Preferred stock acquired by us upon redemption or conversion, through operation of any sinking fund therefor or otherwise, will become authorized but unissued shares of preferred stock that we may issue in the future.
Conversion and Exchange
      If any series of preferred stock that we may offer using this prospectus may be converted or exchanged into common stock, another series preferred stock or debt securities, the applicable prospectus supplement will state the terms on which shares of that series may be converted or exchanged.
Rights Upon Liquidation
      Unless the applicable prospectus supplement states otherwise, if MoneyGram voluntarily or involuntarily liquidates, dissolves or winds up its business, the holders of shares of each series of the preferred stock, and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of the assets of MoneyGram that are available for distribution:

•	liquidation distributions in the amount stated in the applicable prospectus supplement and

•	all accrued and unpaid dividends (whether or not declared),
before any distribution is made to holders of any securities ranking junior in liquidation preference to that series of preferred stock.
      If the assets available for distribution to the holders of any series of preferred stock, and holders of any other securities that have rights equal to that series of preferred stock for purposes of liquidation preference, are insufficient to pay all amounts to which those holders are entitled, then we will only make pro rata distributions to those holders.
      After we pay the full amount of the liquidation distribution to which the holders of a series of preferred stock are entitled, the holders will have no right or claim to any of our remaining assets.
      Neither a sale of all or substantially all of our property and assets, nor a consolidation or merger of MoneyGram, will be considered a dissolution, liquidation or winding up of MoneyGram’s business.
Voting Rights
      Unless otherwise provided in the prospectus supplement, the holders of the preferred stock will not have any voting rights except as otherwise required by law from time to time.
Certain Provisions of Our Certificate of Incorporation and Bylaws
      For a description of some additional provisions of our certificate of incorporation and bylaws, see “Description of Common Stock — Certain Provisions of Our Certificate of Incorporation and Bylaws.”
DESCRIPTION OF DEPOSITARY SHARES
      This section summarizes the general terms and provisions of the depositary shares represented by depositary receipts that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at the applicable forms of depositary receipt and deposit agreement for a full understanding of the specific terms of any depositary shares and depositary receipts. The forms of the depositary receipts and the deposit agreement will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
      A prospectus supplement will describe the specific terms of the depositary shares and the depositary receipts offered under that prospectus supplement, including any of the terms in this section that will not apply to those depositary shares and depositary receipts, and any special considerations, including tax considerations, applicable to investing in those depositary shares.
General
      We may offer fractional interests in our preferred stock, rather than full shares of preferred stock. If we do so, we will provide for the issuance to the public by a depositary of depositary receipts evidencing depositary shares. Each depositary share will represent a fractional interest in a share of a particular series of preferred stock.
      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will state the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.
      While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts, although not in final form. The holders of temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of temporary depositary receipts can exchange them for final depositary receipts at our expense.

Withdrawal of Preferred Stock
      If you surrender depositary receipts at the principal office of the depositary you will be entitled to receive, at that office, the number of shares of preferred stock and any money or other property then represented by the depositary shares, unless the depositary shares have been called for redemption. We will not, however, issue any fractional shares of preferred stock. Accordingly, if you deliver for exchange depositary receipts for a number of depositary shares that, when added together, represents more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time as you receive your shares of preferred stock. Once you have surrendered your depositary shares for preferred stock, you will not be entitled to re-deposit those shares of preferred stock or to receive depositary shares in exchange for those shares of preferred stock. There may be no market for any withdrawn shares of preferred stock.
Dividends and Other Distributions
      The depositary will distribute all cash dividends or other cash distributions received with respect to the deposited shares of preferred stock, less any taxes required to be withheld, to the record holders of the depositary receipts in proportion to the number of the depositary shares owned by each record holder on the relevant date. The depositary will distribute only the amount that can be distributed without attributing to any holder a fraction of one cent. Any balance will be added to the next sum to be distributed to holders of depositary receipts.
      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines that it is not practical to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary receipts.
      The deposit agreement will contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary receipts.
Redemption and Repurchase of Deposited Preferred Stock
      If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed, in whole or in part, from the redemption proceeds of the series of preferred stock held by the depositary. The depositary will mail a notice of redemption between 30 and 60 days prior to the date fixed for redemption to the record holders of the depositary receipts to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or other equitable method, as we determine.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. If depositary shares are no longer outstanding, the holders will have no rights with regard to those depositary shares other than the right to receive money or other property that they were entitled to receive upon redemption. The payments will be made when the holder surrenders its depositary receipts to the depositary.
      Depositary shares are not subject to repurchase at the option of the holders. However, if shares of preferred stock underlying the depositary shares become subject to repurchase at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to repurchase the deposited preferred stock at the price specified in the applicable prospectus supplement. If we have sufficient funds available, we will, upon receipt of the instructions, repurchase the requisite whole number of shares of preferred stock from the depositary, which will, in turn, repurchase the depositary receipts. However, holders of depositary receipts will only be entitled to request the repurchase of a number of depositary shares that represents in total one or more whole shares of the underlying preferred stock. The repurchase price per depositary share will equal the repurchase price per share of the underlying preferred stock multiplied by the fraction of that share represented by one depositary share. If the depositary shares evidenced by any depositary receipt are repurchased in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not repurchased.
Voting of Deposited Preferred Stock
      Upon receipt of notice of any meeting at which the holders of the series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail information about the meeting to the record holders of the related depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the holders of the related preferred stock) will be entitled to instruct the depositary as to how to vote the preferred stock underlying the holder’s depositary shares. The depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions it receives. We will agree to take all action requested and considered necessary by the depositary to enable it to vote the preferred stock in that manner. The depositary will not vote any shares of preferred stock for which it does not receive specific instructions from the holders of the depositary receipts.
Conversion and Exchange of Deposited Preferred Stock
      If we provide for the exchange of the preferred stock underlying the depositary shares, the depositary will exchange, as of the same exchange date, that number of depositary shares representing the preferred stock to be exchanged, so long as we have issued and deposited with the depositary the securities for which the preferred stock is to be exchanged. The exchange rate per depositary share will equal the exchange rate per share of the underlying preferred stock multiplied by the fraction of that share of preferred stock represented by one depositary share. If less than all of the depositary shares are exchanged, the depositary shares to be exchanged will be selected by the depositary by lot or pro rata or other equitable method, as we determine. If the depositary shares evidenced by a depositary receipt are exchanged in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not exchanged.
      Depositary shares may not be converted or exchanged for other securities or property at the option of the holders. However, if shares of preferred stock underlying the depositary shares are converted into or exchanged for other securities at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to convert or exchange the deposited preferred stock into the whole number or principal amount of securities specified in the applicable prospectus supplement. Upon receipt of those instructions, we will cause the conversion or exchange and deliver to the holders the whole number or principal amount of securities and cash in lieu of any fractional security. The exchange or conversion rate per depositary share will equal the exchange or conversion rate per share of the underlying preferred stock multiplied by the fraction of that share of preferred stock represented by one depositary share. If the depositary shares evidenced by a depositary receipt are converted or exchanged in part only, the depositary will issue a new depositary receipt evidencing any depositary shares not converted or exchanged.
Amendment and Termination of the Deposit Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary receipts will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary receipts. A deposit agreement may be terminated only if all related outstanding depositary shares have been redeemed or there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of the related depositary receipts.

Charges of Depositary
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated in the deposit agreement to be their responsibility.
Miscellaneous
      The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the underlying preferred stock.
      Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Depositary
      The depositary may resign at any time by delivering notice to us. We also may at any time remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery to us of notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
DESCRIPTION OF DEBT SECURITIES
      This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indenture. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture for a full understanding of all terms of any series of debt securities. The form of debt security and the related indenture have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
      A prospectus supplement will describe the specific terms of any particular series of debt securities offered under that prospectus supplement, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to investing in those debt securities. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.
General
      We will issue the debt securities in one or more series under the indenture to be entered into between us and U.S. Bank National Association, as trustee. The indenture does not limit the amount of debt securities that we may issue under it at any time. We may issue additional debt securities under the indenture in one or more series from time to time with terms different from those of other debt securities already issued under the indenture. In this section, we include references in parentheses to specific sections of the indenture.

Ranking
      The debt securities will be our unsecured and unsubordinated obligations and will rank equally and ratably with our other current and future unsecured and unsubordinated debt. The debt securities will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure this debt). In addition, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt and other obligations at the subsidiary level because, as the common stockholder of our direct and indirect subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. The indenture does not restrict the amount of secured or unsecured debt that we or our subsidiaries may incur.
Terms
      The prospectus supplement, including any separate pricing supplement, relating to a series of debt securities that we offer using this prospectus will describe the following terms of that series, if applicable:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the person or persons to whom interest on the offered debt securities will be payable if other than the persons in whose names the debt securities are registered;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates, which may be fixed or variable, and/or the method of determination of the rate or rates at which the offered debt securities will bear interest, if any;

•	the date or dates from which interest, if any, will accrue, the interest payment dates on which interest will be payable and the regular record date for any interest payable on any interest payment date;

•	the place or places where

-	the principal of or any premium or interest on the offered debt securities will be payable;

-	registration of transfer may be effected;

-	exchanges may be effected; and

-	notices and demands to or upon us may be served;

•	the security registrar for the offered debt securities and, if such is the case, that the principal of the offered debt securities will be payable without presentment or surrender thereof;

•	the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of the offered debt securities may be redeemed, in whole or in part, at our option;

•	our obligation or obligations, if any, to redeem or purchase any of the offered debt securities pursuant to any sinking fund or other mandatory redemption provisions or provisions for redemption at the option of the holder, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of the offered debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder;

•	the denominations in which the offered debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the currency of the United States, the currency or currencies, including composite currencies, in which payment of the principal of and any premium and interest on the offered debt securities will be payable;

•	if the principal of or any premium or interest on any of the offered debt securities will be payable, at the election of us or the holder, in a coin or currency other than in which the offered debt securities are stated to be payable, the period or periods within which and the terms and conditions upon which, the election will be made;

•	if the principal of or any premium or interest on the offered debt securities will be payable, or will be payable at the election of us or a holder, in securities or other property, the type and amount of securities or other property, or the formula or other method or other means by which the amount will be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	if the amount of payment of principal of or any premium or interest on the offered debt securities may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which the amounts will be determined;

•	if other than the principal amount of the offered debt securities, the amount which will be payable upon declaration of acceleration of the maturity;

•	any addition to the events of default applicable to the offered debt securities and any addition to our covenants for the benefit of the holders of the offered debt securities;

•	the terms, if any, pursuant to which the offered debt securities may be converted into or exchanged for shares of our capital stock or other securities of any other person;

•	the obligations or instruments, if any, which will be considered to be a security that could be used to satisfy and discharge offered debt securities denominated in a currency other than U.S. dollars or in a composite currency, pursuant to the procedures discussed in “— Defeasance” below, and any additional or alternative provisions for the reinstatement of our indebtedness in respect of these debt securities after its satisfaction and discharge;

•	if the offered debt securities will be issued in global form, any limitations on the rights of the holder to transfer or exchange the same or obtain the registration of transfer and to obtain certificates in definitive form in lieu of temporary form, and any and all other matters incidental to such debt securities;

•	if the offered debt securities will be issuable as bearer securities;

•	any limitations on the rights of the holders of the offered debt securities to transfer or exchange the debt securities or to obtain the registration of transfer, and if a service charge will be made for the registration of transfer or exchange of the offered debt securities, the amount or terms thereof;

•	any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to the offered debt securities; and

•	any other terms of the offered debt securities, or any tranche thereof, not inconsistent with the provisions of the indenture. (Section 301)
      Although debt securities offered by this prospectus will be issued under the indenture, there is no requirement that we issue future debt securities under the indenture. Accordingly, we may use other indentures or documentation containing different provisions in connection with future issuances of our debt.
      We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to those debt securities will describe the federal income tax consequences and other special considerations applicable to them. In addition, if we issue any debt securities denominated in foreign currencies or currency units, the prospectus supplement relating to those debt securities will also describe any federal income tax consequences and other special considerations applicable to those debt securities.
      The indenture does not contain covenants or other provisions designed to afford holders of debt securities protection in the event of a highly-leveraged transaction or a change of control involving us. If this protection is provided for the offered debt securities, we will describe the applicable provisions in the prospectus supplement relating to those debt securities.
Form, Exchange and Transfer
      Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities only in fully registered form without interest coupons and in denominations of $1,000 and integral multiples of $1,000. (Sections 201 and 302)
      At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of any series will be exchangeable for other debt securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305)
      Subject to the terms of the indenture and the limitations applicable to global securities, holders may present debt securities for exchange as provided above and for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless the applicable prospectus supplement indicates otherwise, no service charge will be required for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge associated with the transfer or exchange. Debt securities presented or surrendered for registration of transfer or exchange must (if so required by us, the trustee or the security registrar) be duly endorsed or accompanied by an executed written instrument of transfer in form satisfactory to us, the trustee or the security registrar. (Section 305) Any transfer agent (in addition to the security registrar) initially designated by us for the offered debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. We are required to maintain a transfer agent in each place of payment for the debt securities of a particular series. We may maintain an office that performs the functions of the transfer agent. (Section 602) Unless the applicable prospectus supplement specifies otherwise, the trustee will act as security registrar and transfer agent with respect to each series of debt securities offered by this prospectus.
      We will not be required to execute or register the transfer or exchange of debt securities, or any tranche thereof, during a period of 15 days preceding the notice to be given identifying the debt securities called for redemption, or any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part. (Section 305)
      If a debt security is issued as a global security, only the depositary or its nominee as the sole holder of the debt security will be entitled to transfer and exchange the debt security as described in this prospectus under “— Global Securities.”
Payment and Paying Agent
      Unless the applicable prospectus supplement indicates otherwise, we will pay interest on the offered debt securities on any interest payment date to the person in whose name the debt security is registered at the close of business on the regular record date. (Section 307)
      Unless the applicable prospectus supplement indicates otherwise, we will pay the principal of and any premium and interest on the offered debt securities at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Unless the applicable prospectus supplement indicates otherwise, the corporate trust office of the trustee in New York, New York will be our sole paying agent for payment for each series of debt securities. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We are required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 602)
      Any moneys deposited by us with the trustee or any paying agent for the payment of the principal of or any premium or interest on any offered debt securities which remain unclaimed at the end of two years after the applicable payment has become due and payable will be paid to us. The holder of that debt security, as an unsecured general creditor and not as a holder, thereafter may look only to us for the payment. (Section 603)
Redemption
      Any terms for the optional or mandatory redemption of the offered debt securities will be set forth in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to debt securities that are redeemable at the option of the holder, the offered debt securities will be redeemable only upon notice by mail not less than 30 days nor more than 60 days prior to the redemption date. If less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by the securities registrar by the method as provided for in the terms of the particular series, or in the absence of any such provision, by such method of random selection as the security registrar deems fair and appropriate. (Sections 403 and 404)
      Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the redemption date, of money sufficient to pay the principal of and any premium and interest on the offered debt securities. If sufficient money has not been so received, the notice will be of no force and effect and we will not be required to redeem the debt securities. (Section 404)
Consolidation, Merger, Conveyance or Other Transfer
      Under the terms of the indenture, we may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default (as defined below) shall have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture. (Section 1101)
Events of Default
      Each of the following will constitute an “Event of Default” under the indenture with respect to any series of debt securities:

•	failure to pay any interest on any debt securities of that series within 30 days after the same becomes due and payable;

•	failure to pay principal of or premium, if any, on any debt securities of that series within three business days after the same becomes due and payable;

•	failure to perform or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after written notice to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

•	the occurrence of events of bankruptcy, insolvency or reorganization relating to us; and

•	any other Event of Default specified in the applicable prospectus supplement with respect to debt securities of a particular series. (Section 801)

      An Event of Default with respect to a series of debt securities may not necessarily constitute an Event of Default with respect to debt securities of any other series issued under the indenture.
      If an Event of Default with respect to any series of debt securities occurs and is continuing, then either the trustee or the holders of not less than 33% in principal amount of the outstanding debt securities of that series may declare the principal amount (or if the debt securities of that series are original issue discount securities, such portion of the principal amount thereof as may be specified in the applicable prospectus supplement) of all of the debt securities of that series to be due and payable immediately. However, if an Event of Default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding securities of all such series, considered as one class, may make the declaration of acceleration and not the holders of the debt securities of any one of such series. (Section 802) There is no automatic acceleration, even in the event of our bankruptcy or insolvency.
      Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder has offered to the trustee reasonable security or indemnity. (Section 903) Subject to the provisions of the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have this right, and not the holders of any one series of debt securities. (Section 812)
      No holder of debt securities of any series will have any right to institute any proceeding related to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	the holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee, and offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after the notice, request and offer. (Section 807)
      Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any debt security will have the right, which is absolute and unconditional, to receive payment of the principal and any premium and interest on that debt security and to institute suit for enforcement of any payment, and that right will not be impaired without consent of that holder. (Section 808)
      We will be required to furnish to the trustee annually, not later than October in each year, a statement by an appropriate officer as to the officer’s knowledge of our compliance with all conditions and covenants under the indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the indenture. (Section 606)
Right to Cure
      At any time after the declaration of acceleration with respect to a series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

-	all overdue interest, if any, on all debt securities of that series;

-	the principal of and premium, if any, on any debt securities of that series which have become due, otherwise than by that declaration of acceleration, and interest thereon at the rate or rates prescribed in the debt securities;

-	interest upon overdue interest, if any, at the rate or rates prescribed in the debt securities, to the extent payment of that interest is lawful; and

-	all amounts due to the trustee under the indenture; and

•	any other Event of Default with respect to the debt securities of that series, other than the non-payment of the principal of the debt securities of that series which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture. (Section 802)
Modification and Waiver
      Without the consent of any holder of debt securities, we and the trustee may enter into one or more supplemental indentures to the indenture for any of the following purposes:

•	to evidence the assumption by any permitted successor to us of our covenants under the indenture and the debt securities;

•	to add to our covenants or other provisions for the benefit of the holders of all or any series of outstanding debt securities or to surrender any right or power conferred upon us by the indenture;

•	to add any additional Events of Default with respect to all or any series of outstanding debt securities;

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture, provided that if the change, elimination or addition will adversely affect the interests of the holders of any series of debt securities in any material respect, that change, elimination or addition will become effective with respect to that series only when the consent of the holders of that series so affected has been obtained or when there is no outstanding debt security of that series under the indenture;

•	to provide collateral security for the debt securities;

•	to establish the form or terms of any series of debt securities as permitted by the indenture;

•	to provide for the authentication and delivery of bearer securities and coupons appertaining to the bearer securities representing interest, if any, on the bearer securities and for the procedures for the registration, exchange and replacement of those bearer securities and for giving of notice to, and the solicitation of the vote or consent of, the holders of those bearer securities and for any and all other matters incidental to the bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee under the indenture with respect to debt securities of one or more series and to add or to change any of the provisions of the indenture as will be necessary to provide for or to facilitate the administration of the indenture by more than one trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities;

•	to change any place where

-	the principal of and any premium and interest on any debt securities will be payable;

-	any debt securities may be surrendered for registration of transfer or exchange; or

-	notices and demands to or upon us in respect of the debt securities and indenture may be served; or

•	to cure any ambiguity, to correct or supplement any defective or inconsistent provision or to make or change any other provisions with respect to matters and questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect. (Section 1201)
      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some restrictive provisions of the indenture. (Section 607) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default

•	in the payment of principal, premium or interest; and

•	related to certain covenants and provisions of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected. (Section 813)
      Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture or the incorporation of additional provisions or so as to permit changes to, or the elimination of provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201)
      Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of the indenture pursuant to one or more supplemental indentures. However, if less than all of the series of outstanding debt securities are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding debt securities of all series so directly affected, considered as one class, will be required. Further, if the debt securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all tranches so directly affected, considered as one class, will be required.
      Without the consent of each holder of debt securities affected by the modification, no supplemental indenture may:

•	change the stated maturity of the principal of or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of the debt security;

•	reduce the rate of interest on the debt security (or the amount of any installment of interest thereon) or change the method of calculating the rate;

•	reduce any premium payable upon redemption of the debt security;

•	reduce the amount of the principal of any original issue discount security that would be due and payable upon a declaration of acceleration of maturity;

•	change the coin or currency (or other property) in which any debt security or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities of any series, or any tranche thereof, required for the authorization of any such supplemental indenture, or required for the authorization of any waiver of compliance with any provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify certain of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, or any tranche thereof.
      A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities or one or more tranches thereof, or modifies the rights of the holders of debt securities of that series or tranche with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the debt securities of any other series or tranche. (Section 1202)
      The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture as of any date, or whether or not a quorum is present at a meeting of holders:

•	debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of such other obligor (unless we, the affiliate or the obligor own all securities outstanding under the indenture, or all outstanding debt securities of each such series and each such tranche, as the case may be, determined without regard to this clause) will be disregarded and deemed not to be outstanding;

•	the principal amount of an original issue discount security that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof, as provided in the indenture; and

•	the principal amount of a debt security denominated in one or more foreign currencies or a composite currency that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of the debt security (or, in the case of a debt security described in second bullet above, of the amount described in that clause). (Section 101)
      If we solicit from holders any request, demand, authorization, direction, notice, consent, election, waiver or other action, we may, at our option, by board resolution, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other action. If a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other action may be given before or after that record date, but only the holders of record at the close of business on the record date will be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, election, waiver or other action, and for that purpose the outstanding debt securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other action of a holder will bind every future holder of the same debt security and the holder of every debt security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Section 104)
Defeasance
      Unless the applicable prospectus supplement otherwise indicates, any debt securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture, and, at our election, our entire indebtedness in respect of the debt securities will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the trustee or any paying agent (other than us), in trust:

(a) money in an amount which will be sufficient, or

(b) eligible obligations (as described below), which do not contain provisions permitting the redemption or other prepaying at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the trustee or the paying agent, will be sufficient, or

(c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and any premium and interest due and to become due on the debt securities or portions thereof. (Section 701)
      For this purpose, unless the applicable prospectus supplement otherwise indicates, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section 101)
Resignation of Trustee
      The trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of the outstanding debt securities of a series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders of a majority in principal amount of the outstanding debt securities, if we have delivered to the trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Section 910)
Notices
      Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)
Title
      We, the trustee and any agent of ours or the trustee may treat the person in whose name a debt security is registered as the absolute owner (whether or not the debt security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)
Governing Law
      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)
Limitation on Suits
      The indenture limits a holder’s right to institute any proceeding with respect to the indenture, the appointment of a receiver or trustee, or for any other remedy under the indenture. (Section 807)
Maintenance of Properties
      A provision in the indenture provides that we will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements, all as, in our judgment, may be necessary so that the business carried on in connection therewith may be properly conducted. However, nothing in this provision will prevent us from discontinuing, or causing the discontinuance of the operation and maintenance of any of our properties if the discontinuance is, in our judgment, desirable in the conduct of our business. (Section 605)
Concerning the Trustee
      In the ordinary course of business, U.S. Bank National Association and its affiliates have engaged, and may in the future engage, in banking and commercial transactions with us and our affiliates. U.S. Bank National Association is a lender under our credit facilities, a customer of our official check and money transfer businesses and one of our clearing banks which clears our official checks.
Global Securities
      We may issue a series of debt securities offered by this prospectus, in whole or in part, in the form of one or more global securities, which will have an aggregate principal amount equal to that of the debt securities represented thereby.
      Unless it is exchanged in whole or in part for the individual debt securities it represents, a global security may be transferred only as a whole

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.
      We will describe the specific terms of the depositary arrangement related to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements for our debt securities.
      Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement and will be deposited with the depositary or its nominee or a custodian. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided in the indenture.
      As long as the depositary, or its nominee, is the registered holder of the global security, the depositary or nonminee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the global security or any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered to be the owners or holders under the indenture relating to those debt securities.
      All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing these debt securities. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.
      Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, which institutions we refer to as the participants, and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effective only through, records maintained by the depositary and its participants. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee, nor any of our or the trustee’s agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to beneficial interests.
DESCRIPTION OF SECURITIES WARRANTS
      This section summarizes the general terms and provisions of the securities warrants represented by warrant agreements and warrant certificates that we may offer using this prospectus. The securities warrants may be issued for the purchase of common stock, preferred stock or debt securities. This section is only a summary and does not purport to be complete. You must look at the applicable forms of warrant agreement and warrant certificate for a full understanding of the specific terms of any securities warrant. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
      A prospectus supplement will describe the specific terms of the securities warrants offered under that prospectus supplement, including any of the terms in this section that will not apply to those securities warrants, and any special considerations, including tax considerations, applicable to investing in those securities warrants.
General
      We may issue securities warrants alone or together with other securities offered by the applicable prospectus supplement. Securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial owners of the securities warrants.
      The prospectus supplement relating to any securities warrants that we offer using this prospectus will describe the following terms of those securities warrants, if applicable:

•	the offering price;

•	the currencies in which the securities warrants will be offered;

•	the total number of shares that may be purchased if all of the holders exercise the securities warrants and, in the case of securities warrants for the purchase of preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise of the securities warrants;

•	the number of shares of common stock or preferred stock that may be purchased if a holder exercises any one securities warrant and the price at which and currencies in which the common stock or preferred stock may be purchased upon exercise;

•	the designation, total principal amount, currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the securities warrants;

•	the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the designation and terms of any securities with which the securities warrants are being offered, and the number of securities warrants offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the securities with which the securities warrants are being offered;

•	the date on which the right to exercise the securities warrants begins and expires;

•	the triggering event and the terms upon which the exercise price and the number of underlying securities that the securities warrants are exercisable into may be adjusted;

•	whether the securities warrants will be issued in registered or bearer form;

•	the identity of any warrant agent with respect to the securities warrants and the terms of the warrant agency agreement with that warrant agent;

•	a discussion of material U.S. federal income tax consequences; and

•	any other terms of the securities warrants.
      A holder of securities warrants may

•	exchange them for new securities warrants of different denominations;

•	present them for registration of transfer, if they are in registered form; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.
      Until the securities warrants are exercised, holders of the securities warrants will not have any of the rights of holders of the underlying securities.
Exercise of Securities Warrants
      Each holder of a securities warrant is entitled to purchase the number of shares of common stock or preferred stock or the principal amount of debt securities, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.
      Holders of securities warrants may exercise them by

•	delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

•	properly completing and signing the reverse side of their warrant certificate(s), if any, or other exercise documentation; and

•	delivering their warrant certificate(s), if any, or other exercise documentation to the warrant agent within the time specified by the applicable prospectus supplement.
If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. As soon as practicable after you have completed these procedures, we will issue and deliver to you the common stock, preferred stock or debt securities, as the case may be, that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a warrant certificate, we will issue to you a new warrant certificate for the unexercised and unexpired amount of securities warrants.

Amendments and Supplements to Warrant Agreements
      We may amend or supplement a warrant agreement or warrant certificates without the consent of the holders of the securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not adversely affect the interests of the holders.
DESCRIPTION OF UNITS
      We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations, including tax considerations, applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. The form of unit agreement will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
PLAN OF DISTRIBUTION
      We may offer and sell the securities offered by this prospectus in any of three ways:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers.
      The securities may be distributed from time to time in one or more transactions at negotiated prices, at a fixed price (that is subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to the prevailing market prices.
      The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.
      We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the applicable prospectus supplement. The applicable prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts.
      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable prospectus supplement.
      One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.
      Any underwriter, dealer, agent or remarketing firms who participates in the distribution of an offering of securities may be considered by the SEC to be an underwriter under the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer, agent or remarketing firm on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify any underwriters, dealers, agents and remarketing firms against, or contribute to any payments the underwriters, dealers, agents or remarketing firms may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, agents and remarketing firms and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
      Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
      Unless otherwise indicated in the applicable prospectus supplement and other than our common stock, all securities we offer using this prospectus will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary trading market for any of the securities will ever develop or, if one develops, that it will be maintained or provide any significant liquidity.
VALIDITY OF SECURITIES
      The validity of the securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.
EXPERTS
      The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon that report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

      The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Current Report on Form 8-K filed on February 23, 2005; and

•	the description of our common stock and preferred share purchase rights contained in our registration statement on Form 10, and any amendment or report filed for the purpose of updating this description.
      We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information.
      You can obtain a copy of any documents which are incorporated by reference in this prospectus or prospectus supplement at no cost, by writing or telephoning us at:
Investor Relations
MoneyGram International, Inc.
1550 Utica Avenue South
Minneapolis, Minnesota 55416
(952) 591-3000
      You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not offering to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The expenses in connection with the offering described in this Registration Statement, other than underwriting discounts and commission, are:

SEC registration fee	$58,850
Legal fees and expenses	100,000
Printing expenses	40,000
Accountants’ fees and expenses	250,000
Rating agency fees and expenses	282,500
Blue Sky fees and expenses (including legal fees)	5,000
Trustee’s fees and expenses	5,000
Listing Fees	45,000
Miscellaneous expenses	13,650

Total	$800,000

      All of the above amounts, other than the SEC registration fee, are estimates.

Item 15.	Indemnification of Directors and Officers
      We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
      As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, our certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
      We have procured directors’ and officers’ liability insurance for the benefit of our directors and officers.

      In addition, we have entered into indemnification agreements with each of our directors. These agreements provide, among other things, that we must, subject to specified exceptions:

•	indemnify each director to the full extent authorized or permitted by applicable law;

•	maintain insurance policies for the benefit of each director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and

•	indemnify each director against all expenses, fines, fees and amounts paid in settlement incurred by the director in connection with a threatened, pending or complete action relating to the director’s service as a director.
      In addition, the indemnification agreements provide for procedures for implementing the indemnities described above, including advancement of expenses.

Item 16.	List of Exhibits

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement

3.1		Amended and Restated Certificate of Incorporation of MoneyGram International, Inc. (Incorporated by reference from Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

3.2		Bylaws of MoneyGram International, Inc. (Incorporated by reference from Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4.1		Form of Specimen Certificate for MoneyGram Common Stock (Incorporated by reference from Exhibit 4.1 to Amendment No. 4 to Registrant’s Form 10 filed on June 14, 2004).

4.2		Rights Agreement, dated as of June 30, 2004, between MoneyGram International, Inc. and Wells Fargo Bank, N.A. as Rights Agent (Incorporated by reference from Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4.3		Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of MoneyGram International, Inc. (Incorporated by reference from Exhibit 4.3 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4	.4**	Form of Indenture between MoneyGram International, Inc. and U.S. Bank National Association, as Trustee

4	.5*	Form of Debt Securities

4	.6*	Form of Certificate of Designation of Preferred Stock

4	.7*	Form of Preferred Stock Certificate

4	.8*	Form of Deposit Agreement

4	.9*	Form of Depositary Receipt

4	.10*	Form of Common Stock Warrant Agreement

4	.11*	Form of Common Stock Warrant Certificate (included as part of Exhibit 4.10)

4	.12*	Form of Preferred Stock Warrant Agreement

4	.13*	Form of Preferred Stock Warrant Certificate (included as part of Exhibit 4.12)

4	.14*	Form of Debt Securities Warrant Agreement

4	.15*	Form of Debt Securities Warrant Certificate (included as part of Exhibit 4.14)

4	.16*	Form of Unit Agreement

5	.1**	Opinion of Dorsey & Whitney LLP

12	.1**	Computation of ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends

23	.1**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

Exhibit
Number		Description

23	.2**	Consent of Deloitte & Touche LLP

24	.1**	Power of Attorney

25	.1**	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association, as Trustee under the Indenture (For Unsecured Debt Securities)

*	To be filed by amendment or pursuant to report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act.

**	Filed herewith.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and(1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described above under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent,, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 20, 2005.

MONEYGRAM INTERNATIONAL, INC.

By	/s/ Philip W. Milne

Philip W. Milne
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 20, 2005.

/s/ Philip W. Milne Philip W. Milne	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David J. Parrin David J. Parrin	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jean C. Benson Jean C. Benson	Vice President and Controller (Principal Accounting Officer)

* Robert H. Bohannon	Chairman

* Jess Hay	Director

* Judith K. Hofer	Director

* Donald E. Kiernan	Director

* Robert C. Krueger	Director

* Linda Johnson Rice	Director

* Douglas L. Rock	Director

* Dr. Albert M. Teplin	Director

* Timothy R. Wallace	Director

/s/ Teresa H. Johnson Teresa H. Johnson * As attorney-in-fact	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement

3.1		Amended and Restated Certificate of Incorporation of MoneyGram International, Inc. (Incorporated by reference from Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

3.2		Bylaws of MoneyGram International, Inc. (Incorporated by reference from Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4.1		Form of Specimen Certificate for MoneyGram Common Stock (Incorporated by reference from Exhibit 4.1 to Amendment No. 4 to Registrant’s Form 10 filed on June 14, 2004).

4.2		Rights Agreement, dated as of June 30, 2004, between MoneyGram International, Inc. and Wells Fargo Bank, N.A. as Rights Agent (Incorporated by reference from Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4.3		Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of MoneyGram International, Inc. (Incorporated by reference from Exhibit 4.3 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4	.4**	Form of Indenture between MoneyGram International, Inc. and U.S. Bank National Association, as Trustee

4	.5*	Form of Debt Securities

4	.6*	Form of Certificate of Designation of Preferred Stock

4	.7*	Form of Preferred Stock Certificate

4	.8*	Form of Deposit Agreement

4	.9*	Form of Depositary Receipt

4	.10*	Form of Common Stock Warrant Agreement

4	.11*	Form of Common Stock Warrant Certificate (included as part of Exhibit 4.10)

4	.12*	Form of Preferred Stock Warrant Agreement

4	.13*	Form of Preferred Stock Warrant Certificate (included as part of Exhibit 4.12)

4	.14*	Form of Debt Securities Warrant Agreement

4	.15*	Form of Debt Securities Warrant Certificate (included as part of Exhibit 4.14)

4	.16*	Form of Unit Agreement

5	.1**	Opinion of Dorsey & Whitney LLP

12	.1**	Computation of ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends

23	.1**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

23	.2**	Consent of Deloitte & Touche LLP

24	.1**	Power of Attorney

25	.1**	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association, as Trustee under the Indenture (For Unsecured Debt Securities)

*	To be filed by amendment or pursuant to report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act.

**	Filed herewith.